Exhibit 99.1

Management’s discussion and analysis of financial condition and results of operations

For convenience, throughout this report, the words “ResCare,” “we,” “us,” “our” or similar words refer to Res-Care, Inc., and all of its subsidiaries, except where the context otherwise requires.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report for the fiscal quarter ended June 30, 2005. In addition, see “Forward-looking statements.”

Overview

We receive revenues primarily from the delivery of residential, training, educational and support services to various populations with special needs. As of December 31, 2004, we had three reportable operating segments: (i) Disabilities Services, (ii) Youth Services and (iii) Training Services. Commencing January 1, 2005, as a result of integrating the former Youth Services operating segment into our existing segments, Youth Services is no longer an operating segment. As a result of the dissolution of this segment, as well as the expansion of our job training and placement programs for disadvantaged job seekers, we now have the following three reportable segments: (i) Disabilities Services, (ii) Job Corps Training Services and (iii) Employment Training Services. Management’s discussion and analysis of each segment is included below. Further information regarding our segments is included in the notes to consolidated financial statements.

Revenues for our Disabilities Services operations are derived primarily from state Medicaid programs, other government agencies, commercial insurance companies and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid program. Our services include social, functional and vocational skills training, supported employment and emotional and psychological counseling for individuals with mental retardation or other disabilities. We also provide respite, therapeutic and other services on an as-needed basis or hourly basis through our periodic in-home services programs that are reimbursed on a unit-of-service basis. Reimbursement varies by state and service type, and may be based on a variety of methods including flat-rate, cost-based reimbursement, per person per diem, or unit-of-service basis. Generally, rates are adjusted annually based upon historical costs experienced by us and by other service providers, or economic conditions and their impact on state budgets. At facilities and programs where we are the provider of record, we are directly reimbursed under state Medicaid programs for services we provide and such revenues are affected by occupancy levels. At most facilities and programs that we operate pursuant to management contracts, the management fee is negotiated with the provider of record.

We operate vocational training centers under the federal Job Corps program administered by the DOL through our Job Corps Training Services operations. Under Job Corps contracts, we are reimbursed for direct facility and program costs related to Job Corps center operations, allowable indirect costs for general and administrative costs, plus a predetermined management fee. The management fee can take the form of a fixed contractual amount or be computed based on certain performance criteria. All of such amounts are reflected as revenue, and all such direct costs are reflected as facility and program costs. Final determination of amounts due under Job Corps contracts is subject to audit and review by the DOL, and renewals and extension of Job Corps contracts are based in part on performance reviews.

We operate job training and placement programs that assist disadvantaged job seekers in finding employment and improving their career prospects through our Employment Training Services operations. These programs are funded through performance-based or fixed-fee contracts from local and state governments.

Application of critical accounting policies

Our discussion and analysis of the financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires the use of estimates and judgments that affect the reported amounts and related disclosures of commitments and contingencies. We rely on historical experience and on various other assumptions that we believe to be reasonable under the circumstances to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

We believe the following critical accounting policies involve the more significant judgments and estimates used in the preparation of our consolidated financial statements. Management has discussed the development, selection, and application of our critical accounting policies with our Audit Committee.

Valuation of Accounts Receivable

Accounts receivable consist primarily of amounts due from Medicaid programs, other government agencies and commercial insurance companies. An estimated allowance for doubtful accounts receivable is recorded to the extent it is probable that a portion or all of a particular account will not be collected. In evaluating the collectibility of accounts receivable, we consider a number of factors, including historical loss rates, age of the accounts, changes in collection patterns, the status of ongoing disputes with third-party payors, general economic conditions and the status of state budgets. Complex rules and regulations regarding billing and timely filing requirements in various states are also a factor in our assessment of the collectibility of accounts receivable. Actual collections of accounts receivable in subsequent periods may require changes in the estimated allowance for doubtful accounts. Changes in these estimates are charged or credited to the results of operations in the period of the change of estimate. There were no material changes in our method of providing for reserves for doubtful accounts during 2004 and 2005.

Reserves for Insurance Risks

We self-insure a substantial portion of our professional, general and automobile liability, workers’ compensation and health benefit risks. Provisions for losses for these risks are based upon actuarially determined estimates. The allowances for these risks include an amount determined from reported claims and an amount based on past experiences for losses incurred but not reported. Estimates of workers’ compensation claims reserves are discounted using a discount rate of 5% at June 30, 2005, which compares to a discount rate of 6% used at December 31, 2004. The decrease in the discount rate of 100 basis points increased the reserve, and resulting expense, by approximately $0.5 million. These liabilities are necessarily based on estimates and, while we believe that the provision for loss is adequate, the ultimate liability may be more or less than the amounts recorded. The liabilities are reviewed quarterly and any adjustments are reflected in earnings in the period known. Except as discussed above regarding the discount rate, there were no material changes in our method of providing reserves for insurance risks during 2004 and 2005.

Legal Contingencies

We are party to numerous claims and lawsuits with respect to various matters. The material legal proceedings in which ResCare is currently involved are described in the notes to the consolidated financial statements. We provide for costs related to contingencies when a loss is probable and the amount is reasonably determinable. We confer with outside counsel in estimating our potential liability for certain legal contingencies. While we believe our provision for legal contingencies is adequate, the outcome of legal proceedings is difficult to predict and we may settle legal claims or be subject to judgments for amounts that exceed our estimates. There were no material changes to our method of providing reserves for legal contingencies during 2004 and 2005.

Valuation of Long-Lived Assets

We regularly review the carrying value of long-lived assets with respect to any events or circumstances that indicate a possible inability to recover their carrying amount. Indicators of impairment include, but are not limited to, loss of contracts, significant census declines, reductions in reimbursement levels and significant litigation. Our evaluation is based on cash flow, profitability and projections that incorporate current or projected operating results, as well as significant events or changes in the reimbursement and regulatory environment. If circumstances suggest the recorded amounts cannot be recovered, the carrying values of such assets are reduced to fair value based upon various techniques to estimate fair value. We recorded no material asset valuation losses during 2004 and 2005.

Goodwill

With respect to businesses we have acquired, we evaluate the costs of purchased businesses in excess of net assets acquired (goodwill) for impairment at least annually as of year end, unless significant changes in circumstances indicate a potential impairment may have occurred sooner. We are required to test goodwill on a reporting unit basis. We use a fair value approach to test goodwill for impairment and recognize an impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds its implicit fair value. Fair values are established using a weighted average of comparative market multiples in the current market conditions and discounted cash flows.

Discounted cash flow computations depend on a number of factors including estimates of future market growth and trends, forecasted revenue and costs, expected periods the assets will be utilized, appropriate discount rates and other variables. We base our fair value estimates on assumptions we believe to be reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. The discount rate used as of December 31, 2004, the date of our annual impairment evaluation, was 10.3%. A variance in the discount rate could have a significant impact on the variance analysis. In addition, we make certain judgments about the selection of comparable companies used in determining market multiples in valuing our reporting units, as well as certain assumptions to allocate shared assets and liabilities to calculate values for each of our reporting units. No valuation losses were recorded during 2004 and 2005.

Revenue Recognition

Disabilities Services.    Revenues are derived primarily from state Medicaid programs, other government agencies, commercial insurance companies and from management contracts with private operators, generally not-for-profit providers, who contract with state agencies and are also reimbursed under the Medicaid programs. Revenues are recorded at rates established at or before the time services are rendered. Revenue is recognized in the period services are rendered.

Job Corps Training Services.    Revenues include amounts reimbursable under cost reimbursement contracts with the DOL for operating Job Corps centers. The contracts provide reimbursement for all facility and program costs related to operations, allowable indirect costs for general and administrative costs, plus a predetermined management fee, normally a combination of fixed and performance-based. Final determination of amounts due under the contracts is subject to audit and review by the applicable government agencies. Revenue is recognized in the period associated costs are incurred and services are rendered.

Employment Training Services.    Revenues are derived primarily through performance-based or fixed-fee contracts with local and state governments. Revenue is recognized in the period in which services are rendered.

Laws and regulations governing the government programs and contracts are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. For each operating segment, expenses are subject to examination by agencies administering the contracts and services. We believe that adequate provisions have been made for potential adjustments arising from such examinations. There were no material changes in the application of our revenue recognition policies during 2004 and 2005.

Results of operations

	Year ended December 31,			Six months ended June 30,
				(unaudited)
(Dollars in thousands)	2002	2003	2004	2004	2005

Revenues:
Disabilities Services	$769,589	$787,903	$819,597	$401,707	$420,597
Job Corps Training Services	146,414	138,786	145,375	70,914	74,972
Employment Training Services	—	30,122	38,341	20,332	28,717
Other	3,721	4,522	5,703	3,073	4,016

Consolidated	$919,724	$961,333	$1,009,016	$496,026	$528,302

Labor Cost as % of Revenues:
Disabilities Services	63.3%	62.6%	62.4%	62.9%	63.0%
Job Corps Training Services	51.9%	52.0%	50.3%	50.3%	50.0%
Employment Training Services	—	52.8%	45.2%	42.5%	54.3%
Consolidated	63.5%	62.7%	62.0%	62.6%	62.6%

Operating Income:
Disabilities Services	$50,578	$69,738	$76,702	$36,800	$40,068
Job Corps Training Services	15,367	15,213	15,853	7,754	7,955
Employment Training Services	—	3,537	3,804	1,931	2,704
Corporate and Other	(37,465)	(43,245)	(43,829)	(22,104)	(21,978)

Consolidated	$28,480	$45,243	$52,530	$24,381	$28,749

Operating Margin:
Disabilities Services	6.6%	8.9%	9.4%	9.2%	9.5%
Job Corps Training Services	10.5%	11.0%	10.9%	10.9%	10.6%
Employment Training Services	—	11.7%	9.9%	9.5%	9.4%

Six months ended June 30, 2005 and 2004

Consolidated

Consolidated revenues for the six months ended June 30, 2005 increased 7% over the same period in 2004. As more fully described in the segment discussions below, these increases are attributed primarily to growth in our periodic in-home services, growth in our employment training and placement programs and revenue from acquisitions.

Operating income for the six months ended June 30, 2005, increased 18% over the same period in 2004. This increase is attributed to the growth areas described above, and favorable cost control trends in the second quarter of 2005.

As a percentage of total revenues, corporate general and administrative expenses for the six months ended June 30, 2005, was 3.8%, generally consistent with 3.9% for the year earlier period.

Net interest expense decreased $1 million for the six months ended June 30, 2005, compared to the same period in 2004. This decrease is primarily due to increased interest income from cash and short-term investments of approximately $0.7 million as compared to the prior year period.

Our effective income tax rate for the six months ended June 30, 2005 was 34%, as compared to 37.6%, in the comparable period of 2004. The effective rate for 2005 is lower than the statutory rate principally due to non-taxable investment income and the benefit of jobs credits. The effective tax rate for 2004 approximated the statutory rate considering the impact of state taxes. The prior year period did not include the benefit of the jobs tax credits due to a delay in passage of related legislation.

Net income for the six months ended June 30, 2005 increased 45% to $13 million, versus $9 million in 2004. Diluted earnings per share for the six months was $0.41, as compared to a loss per common share of $0.23 for the comparable period in 2004. The loss per common share in 2004 is related to the non-cash beneficial conversion feature related to the issuance of convertible preferred stock.

Disabilities Services

Disabilities Services revenues for the six months ended June 30, 2005 increased by 5% over the same period in 2004. Periodic in-home services revenues increased $10.6 million over the year earlier six months. Operating margin increased for the six months ended June 30, 2005 from 9.2% to 9.5% over the year earlier period. This increase was due primarily to continued growth in the higher margin periodic in-home services. Additionally, labor costs remained essentially the same for the six months ended June 30, 2005. Further, insurance costs, including workers’ compensation, decreased as a percent of revenue approximately 36 basis points compared to the prior year.

Job Corps Training Services

Job Corps Training Services revenues increased 6% for the six months ended June 30, 2005 over the same period in 2004. The increase for the six-month period is primarily attributable to the addition of the Homestead Job Corps center in April 2004, which resulted in incremental revenues of approximately $2.7 million. Operating margins decreased slightly from the comparable period in 2004 due in part to changes in the DOL’s incentive-based payments. The performance criteria in place in 2005 are more restrictive than in 2004 in an effort by the DOL to contain costs.

Employment Training Services

Employment Training Services revenues increased 41% in the six months ended June 30, 2005 over the same period in 2004 and operating income for this segment increased for the six months ended June 30, 2005, over the year earlier period. These increases are due primarily to the acquisition of the operations of TTI America (TTI) in the fourth quarter of 2004 and a new contract in New York City. TTI and the New York City contract added combined revenues of $13.5 million in the six months ended June 30, 2005. Operating margin decreased slightly over the year earlier period due to start-up expenses on the New York City contract, offset by the items mentioned above.

Years ended December 31, 2004, 2003 and 2002

Consolidated

Consolidated revenues for 2004 increased 5% over 2003, due primarily to 130 new homes added in 2004, full year impact of new homes added in 2003, 8% growth in our periodic in-home services, growth in our Employment Training Services segment, and revenues from various small acquisitions in 2004. Consolidated revenues for 2003 increased 5% over 2002, attributable primarily to the acquisition of Arbor, the 166 new homes added in 2003, full year impact of the 164 new homes added in 2002, and the continued growth in our periodic in-home services offset by overall rate decreases of approximately 0.3% and the loss of the Clements Job Corps contract.

Operating income increased 16% in 2004 over 2003. This increase is attributed to the growth areas described above relative to our revenue increases, offset partially by increases in corporate general and administrative expenses.

Operating income increased to $45.2 million in 2003 from $28.5 million in 2002 due primarily to $15 million of charges taken in 2002, as described below, and as a result of the January 2003 acquisition of Arbor E&T (Arbor), which added approximately $3.5 million of operating income in 2003.

As a percentage of total revenues, corporate general and administrative expenses remained fairly consistent at 3.8% in 2004, 3.8% in 2003 and 3.9% in 2002.

Depreciation and amortization was relatively consistent across all years presented.

Interest expense decreased $4.6 million in 2004 compared to 2003, following the redemption of our 6% convertible subordinated notes as of December 31, 2003. Interest expense was comparable in 2003 versus 2002.

Our effective income tax rates were approximately 34%, 36% and 36% in 2004, 2003 and 2002, respectively. The effective tax rate in 2004 is lower than the statutory rate due principally to the impact of non-taxable investment income and other miscellaneous non-deductible expenses. The effective tax rates in 2003 and 2002 approximated the statutory rate considering the impact of state taxes and the benefit of jobs credits.

Disabilities Services

Disabilities Services revenues increased 4% in 2004 over 2003 compared to a 2% increase in 2003 over 2002. The addition of new homes contributed incremental revenues of $16.1 million for 2004. Periodic in-home service revenues increased $8.9 million in 2004 over 2003. Additional increases are attributable to various small acquisitions in 2004. Revenues increased in 2003 from incremental revenues for new homes added and growth in our periodic in-home services. Operating margin increased in 2004 over 2003, as a result of continued growth in the periodic in-home services, the new homes program, continued improvement in the management of labor costs and continued cost controls. Operating margin for this division increased from 6.6% in 2002 to 8.9% in 2003, due primarily to the effect of the write-off of doubtful accounts receivable of $14.2 million applicable to this division in 2002.

Job Corps Training Services

Job Corps Training Services revenues increased approximately 5% in 2004 over 2003 due to additional centers. Revenues for the division decreased approximately 5% in 2003 over 2002, resulting primarily from the loss of the Clements Job Corps contract which contributed incremental revenues in 2002 of approximately $19 million, partially offset by the addition of the Tulsa Job Corps contract which contributed approximately $4 million in revenues in 2003. Operating margins were in-line across all periods presented.

Employment Training Services

Employment Training Services revenues increased approximately 27% in 2004 over 2003 due to additional contracts. Operating margins for this division decreased 180 basis points in 2004 over 2003 due to lower negotiated margins on the additional contracts added in 2004. This division commenced operations in 2003 with our acquisition of Arbor.

Liquidity and capital resources

Years Ended December 31, 2004 and 2003

Total assets increased 17% in 2004 over 2003 primarily due to the issuance of preferred stock resulting in $46.6 million in net proceeds from the Onex transaction and cash provided by operating activities.

During the year ended December 31, 2004, cash provided by operating activities was $41.8 million compared to $51.5 million for 2003 and $36.0 million for 2002. The decrease in 2004 from 2003 was primarily the result of tax refunds received in 2003 which were not present in 2004. The increase in 2003 from 2002 was due primarily to tax refunds of $11.6 million, higher profitability and strong cash collections.

Days revenue in net accounts receivable were 48 days at December 31, 2004, which remained constant with December 31, 2003 and December 31, 2002. Net accounts receivable at December 31, 2004 increased to $138.2 million, compared to $129.2 million at December 31, 2003 and $124.6 million at December 31, 2002. The increase in 2004 net accounts receivable over 2003 is due to growth at Arbor, timing from new homes growth, and the acquisition of TTI in December 2004. Additionally, we experienced delayed collections in the fourth quarter 2004 from the DOL due to their changes in payment processing. Collections were brought current in 2005. The increase in 2003 over 2002 relates to the overall increase in revenues including the addition of Arbor. Of the total net accounts receivable balance at December 31, 2004 and 2003, approximately 7% were greater than 360 days.

During the years ended December 31, 2004, 2003 and 2002, cash used in investing activities was primarily for purchases of property and equipment and small acquisitions. Maintenance capital expenditures remained relatively constant at approximately 1% of total revenues.

Financing activities in 2004 were impacted by net proceeds of $46.6 million from the sale of preferred shares to Onex. Financing activities for 2003 resulted in the use of cash of $76.6 million, primarily related to the redemption of the 6% convertible subordinated notes offset by the draw down of $22 million from the term loan. Financing activities for 2002 resulted in the use of cash amounting to $6.8 million, primarily related to the redemption of debt during the year.

On December 31, 2003, we completed an agreement for a $135 million senior credit facility and the redemption of our 6% convertible subordinated notes originally due December 2004. This senior credit facility, due in January 2008, includes a $100 million revolver and a $35 million term loan. On June 11, 2004, our $135 million senior credit facility was amended, primarily to reflect the Onex transaction. The amendment increased the amount of allowable acquisitions, as defined, waived the requirement for the proceeds from the Onex transaction to be used to repay the outstanding balance of the term loan, and increased the sublimit for letters of credit to $75 million. In December 2003, we formally issued the notice to call the 6% convertible subordinated notes, which were redeemed by the trustee on January 12, 2004. We funded the redemption and were relieved as primary obligor on December 31, 2003, with $22 million from the term loan and the remainder from cash on hand.

As of December 31, 2004, $15 million was drawn on the term loan and we had irrevocable standby letters of credit in the principal amount of $51.9 million issued primarily in connection with our insurance programs. As of December 31, 2004, we had $37.6 million available under the revolver as our borrowing base under the revolver was $89.5 million on that date.

Six Months Ended June 30, 2005

Total assets increased 6% during the first half of 2005 over the same period in 2004. As described below, accounts receivable increased from revenues associated with the acquisitions and contract awards during the first half of 2005. During the first half of 2005, we completed nine acquisitions with aggregate estimated annual revenues of $36 million. As a result of these acquisitions, goodwill increased $30.6 million from December 31, 2004.

During the six months ended June 30, 2005, cash, cash equivalents and short-term investments decreased by $5.8 million. Cash provided by operating activities for the six months ended June 30, 2005 was $25 million compared to $31.6 million for 2004. The decrease in 2005 from 2004 was primarily the result of growth in Employment Training Services and related accounts receivable growth.

Days revenue in net accounts receivable were 50 days at June 30, 2005 compared with 48 days at December 31, 2004. Net accounts receivable at June 30, 2005 increased to $151.2 million, compared to $138.2 million at December 31, 2004. The increase in net accounts receivable is primarily due to revenue growth associated with the acquisitions and contract awards. Of the total net accounts receivable balance at June 30, 2005, approximately 5% were greater than 360 days as compared to 7% at December 31, 2004.

During the six months ended June 30, 2005, cash used in investing activities was $33.3 million primarily from acquisitions of $28.7 million. For the same period in 2004, cash used in investing activities was $51.1 million, primarily from the purchase of short-term investments of $45 million.

Financing activities for the six months ended June 30, 2005 resulted in cash provided of $3.3 million, primarily related to repayments on short-term debt being funded by long-term debt and proceeds from the exercise of stock options.

Our capital requirements relate primarily to our plans to expand through selective acquisitions and the development of new facilities and programs, and our need for sufficient working capital for general corporate purposes. Since most of our facilities and programs are operating at or near capacity, and budgetary pressures and other forces are expected to limit increases in reimbursement rates we receive, our ability to continue to grow at the current rate depends directly on our acquisition and development activity. We have historically satisfied our working capital requirements, capital expenditures and scheduled debt payments from our operating cash flow and utilization of our existing senior credit facility. The funds provided by the issuance of preferred stock in June 2004 are an additional source of financing for our acquisition and development activities.

We have a $135 million existing senior credit facility due in January 2008 which includes a $100 million revolver and a $35 million term loan. As of June 30, 2005, $28 million was drawn on the term loan and we had irrevocable standby letters of credit in the principal amount of $51.1 million issued primarily in connection with our insurance programs. As of June 30, 2005, we had $48.9 million available under the revolver, as our borrowing base under the revolver was $100 million on that date. Our borrowing base is a function of our accounts receivable balance as of the reporting date. The facility contains various financial covenants relating to net worth, capital expenditures and rentals and requires us to maintain specified ratios with respect to fixed charge coverage and leverage. We are in compliance with our debt covenants as of June 30, 2005. Our ability to achieve the thresholds provided for in the financial covenants largely depends upon the maintenance of continued profitability and/or reductions of amounts borrowed under the facility, and continued cash collections.

On August 23, 2005, we entered into a commitment letter with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. providing for a proposed amendment and restatement of our existing credit facility. The amended and restated senior credit facility will consist of $175 million revolving credit facility, which could be increased to $225 million at our option, subject to customary conditions. We do not expect to draw on the amended and restated senior credit facility at the closing of this offering. We expect borrowings under the amended and restated senior credit facility to bear interest at a floating interest rate, plus an applicable margin. In addition to paying interest on outstanding principal under the amended and restated senior credit facility, we expect to pay a commitment fee calculated as a percentage of the average daily unborrowed portion of such facility, payable quarterly in arrears. The amended and restated senior credit facility will have a five year term to maturity and will be secured by a lien on all of our assets, and, through secured guarantees, on all of our subsidiaries’ assets. Upon consummation of this offering, we intend to fund ongoing operations through cash generated by operations and borrowings under our amended and restated senior credit facility.

After giving effect to this offering, we will continue to have substantial debt service requirements, but we believe that our financing resources together with our current and anticipated cash from operations will be adequate for the foreseeable future to make required payments of principal and interest on our debt, including the notes, and fund our working capital and capital expenditure requirements. Our ability to satisfy our debt obligations and to pay principal and interest on our debt, including the notes, fund working capital and make anticipated capital expenditures will depend on future performance, which is subject to general economic conditions and other risk factors, including those set forth under the heading “Risk factors” in this report, some of which are beyond our control.

As of June 30, 2005 and December 31, 2004, our cash and cash equivalents balance included $9 million of cash held on deposit with an insurance carrier as collateral for our insurance program. In accordance with our collateral arrangement with the insurance carrier, we have the discretion to replace the deposited cash with a letter of credit.

Operating funding sources are approximately 78% through Medicaid reimbursement, 14% from the DOL and 8% from other payors. We believe our sources of funds through operations and available through the existing or amended and restated senior credit facility described above will be sufficient to meet our working capital, planned capital expenditure and scheduled debt repayment requirements for the next twelve months.

Contractual obligations and commitments

Information concerning our contractual obligations and commercial commitments follow:

(Dollars in thousands)	Payments Due by Period Twelve Months Ending June 30
Contractual Obligations	Total	2006	2007-2008	2009-2010	2011 and Thereafter

Long-term Debt	$184,695	$4,619	$29,896	$150,161	$19
Capital Lease Obligations	2,093	1,041	847	175	30
Operating Leases	135,300	30,022	43,371	28,686	33,221
Purchase Contracts	—	—	—	—	—

Total Contractual Obligations	$322,088	$35,682	$74,114	$179,022	$33,270

		Amount of Commitments Expiring per Period Twelve Months Ending June 30

Other Commercial Commitments	Total Amounts Committed	2006	2007-2008	2009-2010	2011 and Thereafter

Standby Letters-of-Credit	$51,088	$51,088	—	—	—

Off-balance sheet arrangements

In accordance with the definition under SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain guarantees or contracts;

•	a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	any obligation under certain derivative instruments; and

•	any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

We have no significant off-balance sheet transactions or interests.

Quantitative and qualitative disclosure about market risk

While we are exposed to changes in interest rates as a result of our outstanding variable rate debt, we do not currently utilize any derivative financial instruments related to our interest rate exposure. At June 30, 2005, we had variable rate debt outstanding of approximately $28 million compared to approximately $15 million outstanding at December 31, 2004. The variable rate debt outstanding principally relates to the term loan which has an interest rate based on margins over LIBOR or prime, tiered based upon leverage calculations. An increase in the interest rate of 100 basis points on the debt balance outstanding as of June 30, 2005 and December 31, 2004, would increase annual interest expense approximately $0.3 million and $0.2 million, respectively.